Exhibit 10.1

Execution Version

Atea Pharmaceuticals, Inc.

225 Franklin Street, Suite 2100

Boston, Massachusetts 02110

April 16, 2025

Bradley L. Radoff

2727 Kirby Drive

Unit 29L

Houston, Texas 77098

JEC II Associates, LLC

68 Mazzeo Drive

Randolph, Massachusetts 02368

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes an agreement by and among (a) Atea Pharmaceuticals, Inc. (the “Company”) and (b) Bradley L. Radoff (and together with The Radoff Family Foundation, “Radoff”) and JEC II Associates, LLC (and together with The MOS Trust, MOS PTC, LLC and Michael Torok, “JEC” and collectively with Radoff, the “Radoff/JEC Signatories”). The Company and the Radoff/JEC Signatories are collectively referred to as the “Parties.” The Radoff/JEC Signatories and each Affiliate (as defined below) and Associate (as defined below) of each Radoff/JEC Signatory are collectively referred to as the “Radoff/JEC Group”.

1. Board Matters.

(a) New Director. The Company’s Board of Directors (the “Board”) and any applicable committees of the Board shall take all actions necessary (including increasing the size of the Board) to appoint Howard H. Berman (the “New Director”) to the Board, effective immediately following the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”), as a Class III Director with an initial term expiring at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”).

(b) Board Observer. Following the execution and delivery of this Agreement and until the New Director’s appointment to the Board, Mr. Berman shall serve as an observer to the Board (in such observer capacity, the “Board Observer”) and shall have the right to attend and reasonably participate at all meetings of the Board and receive the same materials and notices distributed to members of the Board until appointed to the Board; provided, however, that the Board Observer shall not (a) be deemed a member of the Board or any committee thereof, (b) have the right to vote on any matter presented to the Board or any committee thereof, (c) be considered or be required for purposes of establishing a quorum of the Board or any committee thereof, (d) have the right to propose or offer any motions or resolutions to the Board or any committee thereof and (e) have or be deemed to have, or otherwise be subject to, any fiduciary duties to the Company or its stockholders. Notwithstanding the foregoing, the Company reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof if, and only to the extent that, the Board, as applicable, reasonably and in good faith determines that such exclusion is necessary and appropriate to preserve legal privilege or to comply with applicable law or stock exchange regulation. Concurrently with the execution of this Agreement, Mr. Berman shall execute and deliver an undertaking in the form attached hereto as Exhibit A (the “Board Observer Undertaking”).

(c) Replacement Director. During the Restricted Period (as defined below), if the New Director is no longer able or willing to serve as a director for any reason, resigns as a director or is removed as a director, and so long as the Radoff/JEC Signatories continuously hold a Net Long Position (as defined below) in the Company and beneficially own in the aggregate at least the lesser of (i) 3.0% of the Company’s then outstanding common stock and (ii) 2,565,755 shares of common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then the Radoff/JEC Signatories shall have the ability to recommend a substitute person(s) who is not an employee of, and who is independent from, the Radoff/JEC Signatories to replace the New Director in accordance with this paragraph 1(c) (any such replacement director, a “Replacement Director”) and any such candidate shall be subject to review and approval by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board, such approval not to be unreasonably withheld. The Nominating Committee and the Board shall make their determination within ten (10) Business Days after any such replacement director candidate submits to the Company a fully completed copy of the Company’s standard director & officer questionnaire; provided that such questionnaire shall be deemed fully completed after the successful completion of a customary background check, to be completed by the Company not more than five (5) Business Days following the Company’s receipt of such questionnaire. In the event the Nominating Committee and the Board do not accept a replacement director candidate recommended by the Radoff/JEC Signatories as the Replacement Director (it being acknowledged that the Nominating Committee and the Board cannot unreasonably withhold their acceptance), the Radoff/JEC Signatories shall have the right to recommend additional replacement director(s) to fill the resulting vacancy, whose appointment shall be subject to the Nominating Committee and the Board recommending such person in accordance with the procedures described above, until a Replacement Director is approved and appointed to the Board. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be the New Director for all purposes under this Agreement.

(d) Retiring Director. The Board, and all applicable committees of the Board, shall take all necessary actions to accept the retirement of Franklin Berger from the Board (and from any committee of the Board) following the expiration of his term as a Class I Director, and such retirement shall be effective immediately following the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”). The Company agrees that Mr. Berger shall not stand for election, and the Board shall not nominate him for election, to the Board at the 2027 Annual Meeting.

(e) Committees. Subject to the Company’s Corporate Governance Guidelines and NASDAQ rules and applicable law, the Board and all applicable committees of the Board shall take all actions necessary to ensure that the New Director shall be appointed to serve on at least one standing committee of the Board following the conclusion of the 2025 Annual Meeting. Without limiting the foregoing, the Board shall, in accordance with its customary governance processes, give the New Director the same due consideration for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications.

2. Voting Commitment. During the Restricted Period, at each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, the Radoff/JEC Signatories shall cause all Voting Securities (as defined below) that are beneficially owned by the Radoff/JEC Group (of which such Person (as defined below) has the right or ability to vote as of the applicable record date for such meeting or action by written consent) to be (a) present for quorum purposes and (b) voted or consented (i) in favor of the election of each person nominated by the Board for election as a director, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposals (other than as related to the election or removal of directors), each member of the Radoff/JEC Group shall be permitted to vote in accordance such ISS and Glass Lewis recommendations; provided, further, that each member of the Radoff/JEC Group shall be permitted to vote in its sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below).

3. Standstill.

(a) Restricted Activities. During the Restricted Period, each of the Radoff/JEC Signatories agrees that it shall not, and shall cause the other members of the Radoff/JEC Group not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(i) (A) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, through swap or hedging transactions or other Synthetic Position, or otherwise (the taking of any such action, an “Acquisition”), any ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of, or interest in, any securities or assets of the Company such that after giving effect to any such Acquisition, the Radoff/JEC Group holds, directly or indirectly, an aggregate beneficial ownership in excess of 6.0% of the then outstanding Voting Securities; provided, however, to the extent the group under Section 13(d) of the Exchange Act (as defined below) consisting of the Radoff/JEC Signatories is terminated, the Radoff/JEC Signatories may make Acquisitions such that after giving effect to any such Acquisitions, the Radoff/JEC Signatories and each of their respective Affiliates has, directly or indirectly, aggregate beneficial ownership that does not exceed 6.0% of the then outstanding Voting Securities, (B) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, any interest in any indebtedness of the Company, or (C) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any assets or liabilities of the Company or any right or option to acquire any such asset or liabilities from any Person, in each case in this clause (C) other than securities of the Company, and in each case in this subparagraph (i), other than by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis or pursuant to an Extraordinary Transaction;

(ii) engage in any short sale, forward contract or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would result in the Radoff/JEC Group ceasing to hold a Net Long Position in the Company;

(iii) make any public announcement or proposal with respect to, or publicly offer or propose (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization, change in capital allocation or similar transaction with respect to the Company or any of its subsidiaries, or (C) any form of tender or exchange offer for shares of the Company’s common stock or other Voting Securities, whether or not such transaction involves a Change of Control (as defined below) of the Company, it being understood that none of the foregoing shall prohibit any member of the Radoff/JEC Group from (1) selling or tendering its shares of the Company’s common stock, and otherwise receiving consideration, pursuant to any such transaction or (2) voting on any such transaction in its sole discretion in accordance with paragraph 2;

(iv) engage in, or knowingly assist in the engagement in (including engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter or in connection with any matter for which the Radoff/JEC Group retains voting discretion pursuant to, and in accordance with, paragraph 2;

(v) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the Securities and Exchange Commission (“SEC”), including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) the Company’s stockholders for the approval of any stockholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or knowingly cause or encourage any Person to initiate or submit any such stockholder proposal;

(vi) (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board, (B) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board, or (C) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board, in each case other than as permitted by paragraphs 1(a), 1(c) and 1(d);

(vii) advise or knowingly encourage any Person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company other than in a manner that is consistent with the Board’s recommendation on a matter or in connection with any matter for which the Radoff/JEC Group retains voting discretion pursuant to, and in accordance with, paragraph 2;

(viii) other than in open market sale transactions where the identity of the purchaser is not known, sell, transfer, assign, or otherwise dispose of or transfer, or offer or agree to do any of the foregoing, directly or indirectly, through swap or hedging transactions or otherwise, any direct or indirect interest in any securities of the Company, or any rights decoupled from the underlying securities held by the Radoff/JEC Signatories, to any Person not a party to this Agreement or an Affiliate or Associate thereof (a “Third Party”) with a known history of activism or known plans to engage in activism with respect to the Company;

(ix) take any action in support of, or make any proposal or request that constitutes or would result in (A) advising, replacing or influencing any director or the management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, capital allocation policy, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business, governance or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to its bylaws or certificate of incorporation, or other actions that could reasonably be expected to impede or facilitate the acquisition of control of the Company by any Person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by paragraphs 1(a), 1(c), 1(d) and 2);

(x) communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);

(xi) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the bylaws, including a “town hall meeting”;

(xii) deposit any shares of the Company’s common stock or other Voting Securities in any voting trust or subject any shares of the Company’s common stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of the Company’s common stock or Voting Securities (other than (A) any such voting trust, agreement, or arrangement solely among the Radoff/JEC Signatories and their Affiliates and Associates, (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like, and (C) otherwise in accordance with this Agreement);

(xiii) submit or seek, or knowingly encourage or advise any Person to submit or seek, nominations or proposals in furtherance of the election or removal of directors with respect to the Company, or take any other action, or knowingly encourage or advise any Person, with respect to the election, appointment or removal of any directors, in each case other than as permitted by paragraphs 1(a), 1(c) and 1(d);

(xiv) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that consists solely of Persons disclosed in the Schedule 13D filed by, among others, the Radoff/JEC Signatories with respect to the Company on March 21, 2025); provided, however, that nothing herein shall limit the ability of an Affiliate of the Radoff/JEC Signatories to join or in any way participate in the “group” currently in existence as of the execution date of this Agreement and comprising the Radoff/JEC Signatories following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) Business Days after disclosing that the Radoff/JEC Signatories have formed a group with such Affiliate;

(xv) demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders) of the Company (including, for the avoidance of doubt, any stockholder demand pursuant to Section 220 under the Delaware General Corporation Law);

(xvi) make any request or submit any proposal to amend or waive the terms of this paragraph 3, other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xvii) enter into any discussions, negotiations, agreements, arrangements or understandings with any Person with respect to any action that the Radoff/JEC Signatories are prohibited from taking pursuant to this paragraph 3, or advise, assist, knowingly encourage or seek to persuade any Person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b) Permitted Activities. Notwithstanding anything to the contrary in this Agreement, including paragraph 3(a), the members of the Radoff/JEC Group shall not be prohibited or restricted from (i) communicating privately with members of the Board or officers of the Company regarding any matter in a manner consistent with communications that may be reasonably made by all stockholders of the Company, so long as such communications are not intended to lead to, and would not reasonably be expected to require, any public disclosure of such communications by any Party; (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any member of the Radoff/JEC Group, but only so long as a breach by any member of the Radoff/JEC Group of this Agreement is not the cause of the applicable requirement; (iii) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement; (iv) exchanging, tendering or otherwise participating in any tender or exchange offer or Company stock repurchase program with respect to the Company’s common stock, whether or not such transaction constitutes an Extraordinary Transaction, on the same basis as the other stockholders of the Company; or (v) commencing on the date that is sixty (60) days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2026 Annual Meeting, taking actions in furtherance of identifying director candidates in connection with the 2026 Annual Meeting so long as such actions do not create a public disclosure obligation for the members of the Radoff/JEC Group or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the members of the Radoff/JEC Group’s normal practices in the circumstances. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Director in the exercise of his fiduciary duties under applicable law as a director of the Company.

(c) Stockholder Access to the Company. The Radoff/JEC Signatories and the Company acknowledge that, other than as restricted by the terms in this Agreement or applicable law, the Radoff/JEC Signatories shall conduct themselves as, and be treated as, any other stockholder, with similar stockholder rights and access to management and the Board. The Radoff/JEC Signatories shall not have or claim any information rights beyond those afforded to all other stockholders and acknowledge the Company’s securities disclosure obligations, including under Regulation FD.

(d) Information Regarding Ownership of Company Securities. During the Restricted Period, the Radoff/JEC Signatories agree to notify the Company of their beneficial ownership of the Company’s common stock (a) within five (5) Business Days of a written request from the Company if the Radoff/JEC Group is no longer required under the Exchange Act to report such beneficial ownership on a Schedule 13D or an amendment thereof and (b) at the time (if any) they seek to exercise their rights with respect to a Replacement Director in accordance with paragraph 1(c). The information provided to the Company by the Radoff/JEC Signatories in accordance with this paragraph 3(d) shall be kept strictly confidential by the Company unless required to be disclosed pursuant to applicable law or the rules of any stock exchange.

4. Mutual Non-Disparagement.

(a) With Respect to Radoff/JEC Group. During the Restricted Period, the Company shall not, and shall cause its directors, officers and employees not to, make or cause to be made any public statement, announcement or communication that disparages, defames, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages or is reasonably likely to damage the reputation of any member of the Radoff/JEC Group or any of their respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees (in each case, in their capacities as such), or any of its or their respective businesses, products or services.

(b) With Respect to the Company. During the Restricted Period, the Radoff/JEC Signatories shall not, and shall cause the other members of the Radoff/JEC Group and its and their directors, officers and employees not to, make or cause to be made any public statement, announcement or communication that disparages, defames, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages or is reasonably likely to damage the reputation of the Company or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees (in each case, in their capacities as such), or any of its or their respective businesses, products or services.

(c) Exceptions. Notwithstanding the foregoing, this paragraph 4 shall not restrict the ability of any Person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Person, (ii) enforce such Person’s rights pursuant to this Agreement or (iii) publicly respond to a statement made in violation of paragraph 4(a) or paragraph 4(b), as applicable. For the avoidance of doubt, this paragraph 4 shall not apply to any private communications (I) among the members of the Radoff/JEC Group and any of their respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees, (II) among the Company and any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees, or (III) between any of the Persons listed in clause (I) on the one hand and clause (II) on the other hand.

5. Withdrawal of Nominations and Demands. The Radoff/JEC Group agrees that automatically and without any additional action by any Party, upon the execution of this Agreement by all of the Parties, (i) Bradley L. Radoff shall be deemed to have irrevocably withdrawn his nomination of candidates for election as directors of the Company (the “Radoff Nomination”) set forth in his letter to the Company dated March 20, 2025, and (ii) the Radoff/JEC Signatories agree to abstain from directly or indirectly taking any further action to pursue the Radoff Nomination or other action related to the 2025 Annual Meeting (other than in accordance with this Agreement). Each Radoff/JEC Signatory hereby further irrevocably withdraws and terminates all requests for stockholder list materials and other books and records of the Company pursuant to statutory or regulatory provisions providing for stockholder access to books and records, including, without limitation, pursuant to Section 220 under the Delaware General Corporation Law.

6. Compliance with this Agreement. The Radoff/JEC Signatories shall cause the other members of the Radoff/JEC Group to comply with the terms of this Agreement and shall be responsible for any breach of the terms of this Agreement by any member of the Radoff/JEC Group (even if such member of the Radoff/JEC Group is not a party to this Agreement).

7. Expenses. Within five (5) Business Days of receipt of reasonable documentation, the Company shall reimburse the Radoff/JEC Group for the reasonable and documented out-of-pocket expenses (including legal fees and expenses) incurred by the Radoff/JEC Group in connection with its nomination of director candidates, the 2025 Annual Meeting, the negotiation and execution of this Agreement, and related matters in an aggregate amount not to exceed $350,000. Except as set forth in the preceding sentence, all fees, costs and expenses incurred in connection with this Agreement will be paid by the Person incurring such fee, cost or expense.

8. Public Disclosure.

(a) Press Release. No later than 9:00 a.m., Eastern time, on April 17, 2025, the Company shall issue a press release in the form attached as Exhibit B (the “Press Release”). Neither the Company nor any member of the Radoff/JEC Group shall make any public statements, or make any statements on the record or on background with the press, media or any analysts, with respect to the matters covered by this Agreement (or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release or the terms of this Agreement. Prior to the issuance of the Press Release, neither the Company nor any member of the Radoff/JEC Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.

(b) Form 8-K. The Company shall promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K shall be consistent with this Agreement. The Company shall provide the Radoff/JEC Signatories and their counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and shall consider in good faith any changes proposed by the Radoff/JEC Signatories or their counsel.

(c) Schedule 13D. The Radoff/JEC Signatories shall promptly prepare and file (but not before the issuance of the Press Release) with the SEC an amendment to their Schedule 13D (such amendment, the “Amended Schedule 13D”) reporting the entry into this Agreement. All disclosure in the Amended Schedule 13D shall be consistent with this Agreement. The Radoff/JEC Signatories shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Amended Schedule 13D prior to filing, and shall consider in good faith any changes proposed by the Company or its counsel.

9. No Litigation. During the Restricted Period, each Party hereby covenants and agrees that it shall not, and shall not permit any of its respective agents, subsidiaries, Affiliates, officers or directors to, directly or indirectly, alone or in concert with others, institute, solicit, assist or join, or encourage, pursue or assist any other person to institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the other Party, any Affiliate of the other Party, or any of its or their respective current or former officers, directors or employees (in each case, in their capacities as such), except for (i) any action to enforce the provisions of this Agreement, (ii) any counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates in violation of this Agreement, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (iv) responding to or complying with validly issued legal process. Notwithstanding anything to the contrary herein, this paragraph 9 shall not prohibit the Radoff/JEC Signatories from exercising statutory appraisal rights, if any, with respect to the Company.

10. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and includes Persons who become Affiliates of any Person after the date of this Agreement. The term “Affiliate” shall not include any publicly traded portfolio company of any member of the Radoff/JEC Group. For purposes of this Agreement, no member of the Radoff/JEC Group shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any member of the Radoff/JEC Group.

(b) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and includes Persons who become Associates of any Person after the date of this Agreement, but excludes any Person not controlled by or under common control with the related Person.

(c) “beneficially own,” “beneficially owned” and “beneficial owners” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act.

(d) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

(e) “Change of Control” shall be deemed to have taken place if (i) any Person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50 percent of the equity interests and voting power of the Company’s then-outstanding equity securities; or (ii) the Company enters into a stock-for-stock transaction (or one or more related transactions) whereby immediately after the consummation of the transactions the Company’s stockholders retain, directly or indirectly, less than 50 percent of the equity interests and voting power of the surviving entity’s then-outstanding equity securities.

(f) “Extraordinary Transaction” means any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, including any liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or all or substantially all of its assets (determined on a consolidated basis), and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders.

(g) “Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act.

(h) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

(i) “Restricted Period” means the period from the date of this Agreement until the earlier to occur of (i) thirty (30) days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2026 Annual Meeting or (ii) one hundred twenty (120) days prior to the first anniversary of the 2025 Annual Meeting, it being understood that the Company shall be required to give sufficient advance notice to the Radoff/JEC Signatories in the event the Company determines to advance or delay the 2026 Annual Meeting, so that the Radoff/JEC Signatories will continue to have no less than thirty (30) days to nominate at such meeting.

(j) “Synthetic Position” shall mean any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether: (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

(k) “Voting Securities” means the shares of the Company’s capital stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

11. Interpretations. The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement shall be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured shall be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

12. Representations of the Radoff/JEC Signatories. Each of the Radoff/JEC Signatories, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page of this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such Person; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and shall not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which any member of the Radoff/JEC Group is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) except as otherwise disclosed to the Company, it has not, and no member of the Radoff/JEC Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities; and (e) except as otherwise disclosed to the Company, as of the date of this Agreement, the Radoff/JEC Signatories (i) are the beneficial owners of an aggregate of 4,880,100 shares of the Company’s common stock, (ii) have voting authority over such shares, and (iii) own no other equity or equity-related interest in the Company.

13. Representations of Company. The Company represents that: (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Company; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not require the approval of the stockholders of the Company; (d) this Agreement does not and shall not violate any law, any order of any court or other agency of government, the Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which the Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; and (e) it has authorized and intends to promptly begin executing upon a share repurchase program in accordance with the terms set forth in the Press Release. The Company has not taken any actions with respect to any matters related to this Agreement that require disclosure on a Current Report on Form 8-K prior to the date of this Agreement that have not previously been disclosed.

14. Company Policies. The Parties acknowledge that the New Director, upon appointment to the Board, shall be governed by the same policies, processes, procedures, codes, rules, standards and guidelines applicable to non-employee directors of the Board, as in effect from time to time, including, without limitation, the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and policies regarding public disclosure and confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, stock ownership, hedging and pledging of Company securities, trading, director resignation, and other governance guidelines and policies of the Company, and shall have the same rights and benefits, including with respect to insurance, indemnification, books and records, compensation and fees, as are applicable to all non-employee directors of the Company.

15. Specific Performance; Fees. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement: (i) the Party seeking specific performance shall be entitled to seek injunctive and other equitable relief, without proof of actual damages; (ii) the Party against whom specific performance is sought shall not plead in defense that there would be an adequate remedy at law; and (iii) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies shall not be the exclusive remedies for a breach of this Agreement and shall be in addition to all other remedies available at law or in equity. If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud, and statutory claims, the prevailing Party in the suit, action, or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action, or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

16. Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

17. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement shall otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

18. Governing Law; Forum. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware. Each of the Parties: (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof shall have exclusive personal jurisdiction); (b) agrees that it shall not challenge such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 21 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

19. Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

20. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

21. Notices. All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 21 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 21 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 21, provide updated information for notices pursuant to this Agreement.

If to the Company:

Atea Pharmaceuticals, Inc.

225 Franklin Street, Suite 2100

Boston, Massachusetts 02110

Attn:  Andrea Corcoran, Chief Financial Officer, Executive Vice President, Legal and Secretary

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn:  Christopher R. Drewry

Email:  [Redacted]

If to the Radoff/JEC Signatories:

Bradley L. Radoff

[Redacted]

Email:  [Redacted]

-and-

JEC II Associates, LLC

[Redacted]

Email:  [Redacted]

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attn:  Ryan Nebel

Email:  [Redacted]

22. Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

23. Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

24. Headings. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

25. No Joint Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, except among the members of Radoff collectively as a Party to this Agreement and among the members of JEC collectively as a Party to this Agreement, and neither Radoff nor JEC will be liable for any breach, default, liability or other obligation of such other Party.

26. Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate upon the expiration of the Restricted Period. Notwithstanding the foregoing, paragraph 1(d), the first sentence of paragraph 5, paragraph 7, paragraph 10, paragraph 11 and paragraphs 15 through 26 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under paragraph 1 shall immediately terminate upon any member of the Radoff/JEC Group breaching this Agreement and such breach not being cured (if capable of being cured) within ten (10) Business Days after receipt by the Radoff/JEC Signatories from the Company of written notice specifying the breach. Notwithstanding anything to the contrary in this Agreement, the Radoff/JEC Group’s obligations under paragraph 3 shall immediately terminate upon the Company breaching this Agreement and such breach not being cured (if capable of being cured) within ten (10) Business Days after receipt by the Company from the Radoff/JEC Signatories of written notice specifying the breach.

[Signature pages follow.]

Very truly yours,

ATEA PHARMACEUTICALS, INC.

By:	/s/ Jean-Pierre Sommadossi
Name: Jean-Pierre Sommadossi, Ph.D.
Title: Founder, Chairman, President and Chief Executive Officer

[Signature Page to Letter Agreement]

ACCEPTED AND AGREED as of the date written above:

THE RADOFF FAMILY FOUNDATION

By:	/s/ Bradley L. Radoff
Name: Bradley L. Radoff
Title: Director

BRADLEY L. RADOFF

/s/ Bradley L. Radoff
Bradley L. Radoff

JEC II ASSOCIATES, LLC

By:	/s/ Michael Torok
Name: Michael Torok
Title: Manager

THE MOS TRUST

By:	/s/ Michael Torok
Name: Michael Torok
Title: Manager of MOS PTC, LLC, its Trustee

MOS PTC, LLC

By:	/s/ Michael Torok
Name: Michael Torok
Title: Manager

MICHAEL TOROK

/s/ Michael Torok
Michael Torok

[Signature Page to Letter Agreement]

EXHIBIT A

Board Observer Undertaking

EXHIBIT B

Form of Press Release